UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SELIGMAN NEW TECHNOLOGIES FUND II, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Seligman New Technologies Fund II, Inc.

100 Park Avenue, New York, New York 10017

New York City Telephone (212) 850-1864

Toll-Free Telephone (800) 221-2450

Notice of Special Meeting of Stockholders to be held on September 19, 2007

To the Stockholders:

A Special Meeting of Stockholders (the “Meeting”) of Seligman New Technologies Fund II, Inc., a Maryland corporation (the “Fund”), will be held at 100 Park Avenue, New York, New York 10017, on September 19, 2007, at 11:00 a.m., for the following purposes, which are more fully described in the Proxy Statement accompanying this Notice:

1.	To consider and act upon a proposal to liquidate and dissolve the Fund, as set forth in the Plan of Complete Liquidation and Dissolution (“Proposal 1”);

2.	To consider and act upon a proposal to eliminate the Fund’s fundamental investment policy of making quarterly repurchase offers for its common stock (“Proposal 2”); and

3.	To transact any other business that may lawfully come before the Meeting or any adjournment thereof.

all as more particularly set forth in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on July 20, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any postponement or adjournment thereof.

The enclosed proxy is being solicited on behalf of the Board of Directors of the Fund. Each stockholder who does not expect to attend the Meeting in person is requested to complete, date, sign and promptly return the enclosed Proxy Card, or by authorizing your proxy by telephone or the Internet as described in the enclosed Proxy Card. In addition, you may be able to authorize your proxy by telephone through the Fund’s proxy solicitor. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank may not vote your shares unless you complete, sign and return promptly the voting instructions form it sent you. If you hold your shares in street name, your broker or bank may allow you to provide your voting instructions by telephone or Internet. Please consult the material you receive from your broker or bank prior to providing voting instructions by telephone or Internet.

If you have any questions or need additional information, please contact Georgeson Inc., the Fund’s proxy solicitors, at 17 State Street, New York, New York 10004, or by telephone at 1-888-605-7582.

By order of the Board of Directors,

Secretary

Dated: New York, New York, August 3, 2007

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY SHARES YOU OWN

You may authorize your proxy by telephone, the Internet, or by completing, dating and signing the enclosed Proxy Card, and returning it in the envelope provided, which is addressed for your convenience and needs no postage if mailed in the United States. In order to avoid the additional expense of further solicitation, we ask your cooperation in authorizing your proxy promptly by telephone, the Internet, or by mailing the enclosed Proxy Card promptly

August 3, 2007

Seligman New Technologies Fund II, Inc.

100 Park Avenue, New York, New York 10017

PROXY STATEMENT

for the

Special Meeting of Stockholders to be held on September 19, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Seligman New Technologies Fund II, Inc., a Maryland corporation (the “Fund”), to be voted at a Special Meeting of Stockholders of the Fund (the “Meeting”), to be held at 100 Park Avenue, New York, New York 10017, on September 19, 2007, at 11:00 a.m. It is expected that the Notice of Special Meeting of Stockholders, this Proxy Statement and the accompanying Proxy Card will first be mailed to stockholders on or about August 3, 2007.

If you properly authorize your proxy by telephone or Internet or by executing and returning the enclosed Proxy Card, and your proxy is not subsequently revoked, your votes will be cast at the Meeting, and any postponement or adjournment thereof, in accordance with your instructions. If you return your signed Proxy Card without instructions, your votes will be cast (i) FOR the proposal (“Proposal 1”) to approve the liquidation and dissolution of the Fund, as set forth in the Plan of Complete Liquidation and Dissolution, attached hereto as Appendix A (the “Plan”); (ii) FOR the elimination of the Fund’s fundamental investment policy of making quarterly repurchase offers of its common stock (“Proposal 2”); and (iii) at the discretion of the proxy holders, on such other matters as may lawfully come before the Meeting or any adjournment or postponement thereof. Your votes will be cast in the discretion of the proxy holders on any other matter that may properly have come before the Meeting or any adjournment or postponement thereof, including proposing and/or voting on adjournment or postponement of the Meeting, including, without limitation, in the event that sufficient votes in favor of any proposal are not received, in the discretion of the proxy holder. Proposal 2 will not be implemented if Proposal 1 does not pass. If Proposal 1 passes on or prior to October 3, 2007, the Fund will likely not proceed with its next repurchase offer expiring on October 12th.

If you execute, date and submit a proxy card, you may revoke your proxy or change it prior to its exercise by written notice to the Fund (Attention: Secretary) by submitting a subsequently executed and dated proxy or by attending the Meeting and casting your vote in person. If you submit

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your proxy by telephone or through the Internet, you may revoke it by authorizing a subsequent proxy by telephone or Internet, or by completing, signing and returning a proxy card dated as of a date that is later than your last telephone or Internet proxy submission or by attending the Meeting and casting your votes in person. Attending the Meeting will not by itself automatically revoke any previously authorized proxy.

The close of business on July 20, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof. On that date, the Fund had outstanding 8,074,975.483 shares of common stock. Abstentions and broker non-votes, if any, will be considered present for the purpose of determining the presence of a quorum. For all matters to be voted upon, an abstention or broker non-vote will not be considered a vote cast, although for purposes of the vote on a proposal, abstentions and broker non-votes will have the effect of a vote cast against such proposal.

The presence in person or by proxy of Stockholders entitled to cast one-third of the votes entitled to be cast at the Meeting shall constitute a quorum. In the event that a quorum is not present at the Meeting or, even if a quorum is so present, in the event that sufficient votes in favor of any proposal are not received and tabulated prior to the time the Meeting is called to order, the chairman of the Meeting may adjourn the Meeting. The chairman of the Meeting may adjourn the Meeting with no notice other than an announcement at the Meeting, if a quorum is not present or, with respect to some or all of the proposals, and further solicitation may be made. If a vote to adjourn the Meeting with respect to one or more of the proposals is called, the votes of Stockholders indicating a vote for, or silent with respect to, a proposal in their Proxies will be cast for adjournment or postponement with respect to that proposal. Votes of Stockholders indicating a vote against such a proposal will be cast against adjournment or postponement with respect to that proposal.

The Fund’s manager is J. & W. Seligman & Co. Incorporated (the “Manager”). The Fund’s stockholder service agent is Seligman Data Corp (“SDC”). The address of each of these entities is 100 Park Avenue, New York, NY 10017. The Fund will furnish, without charge, a copy of its most recent annual and semi-annual reports to any stockholder upon request to SDC at 1-800-221-2450. The Fund’s reports are also available on the EDGAR Database on the SEC’s internet site: http://www.sec.gov. Internet site information included herein are inactive textual references and nothing contained in an internet site is incorporated by reference into this Proxy Statement.

If you have elected to receive one Proxy Statement for all accounts maintained by members of your household, the Fund undertakes to deliver promptly a separate copy of the Proxy Statement for a separate account upon written request.

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PROPOSAL 1 – LIQUIDATION AND DISSOLUTION

Background Information Concerning the Fund

The Fund was organized in 2000 as a Maryland corporation and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company. The Fund’s investment objective is to seek long-term capital appreciation. The Fund seeks to achieve this objective by investing at least 80% of its total assets in equity securities of U.S. and non-U.S. companies considered by the Fund’s investment manager to rely significantly on technological events or advances in their product development or operations, as well as investing in equity securities of privately owned technology companies, known as venture capital companies, that plan to conduct an initial public offering. As part of its investment in venture capital companies, the Fund may also invest in securities of private investment funds that invest primarily in venture capital companies.

There is no public market for the shares of the Fund. The Fund offers to repurchase a portion of its shares from stockholders on a quarterly basis in order to provide a measure of liquidity to stockholders. The Fund makes its repurchase offers pursuant to Rule 23c-3 under the 1940 Act (the “Rule”). Under the Rule, a closed-end investment company must comply with a number of requirements, including a requirement that a policy relating to repurchase offers and their frequency be adopted by its board of directors as a fundamental policy that may be changed only by a vote of stockholders. The Fund adopted and implemented such a fundamental policy in connection with the Fund’s launch in June 2000. The policy provides, in part, that (a) the Fund will complete share repurchase offers every three months, in the months of January, April, July and October; and (b) 5% of the Fund’s outstanding shares will be subject to each repurchase offer, unless the Board establishes a different percentage, which must be between 5% and 25%.

Background of the Proposal

The Fund’s prospectus dated June 19, 2000 (the “Prospectus”) stated that, if the total return on an investment in the Fund from inception of investment operations to June 30, 2007 is less than the total return on a hypothetical investment in the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”), with dividends reinvested, during the same period, the directors of the Fund intended, within six months after June 30, 2007, to adopt a resolution declaring that the dissolution of the Fund is advisable and to submit to the stockholders a proposal to liquidate the Fund and distribute its assets to stockholders. The Fund’s cumulative total return over this period was -69.6%, which is less than the cumulative total return of 16.3% that a hypothetical investment in the S&P

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500 Index would have had over the same period. After consideration, the Board has declared that the dissolution of the Fund is advisable and has approved, and recommends to stockholders for their approval, the liquidation and dissolution of the Fund pursuant to the Plan, as described in this Proxy Statement.

Considerations of the Board; Alternatives

On July 19, 2007, the Board considered the Manager’s recommendation that the Board approve and recommend to stockholders the liquidation and dissolution of the Fund as contemplated by the above-referenced statements in the Fund’s prospectus. The directors noted, among other things, that on March 20, 2007, the Fund had announced that it had entered into definitive purchase agreements to sell all but one of its direct portfolio investments in company shares, notes or warrants which are not publicly traded or that are otherwise subject to trading restrictions, as well as its investments in limited partnerships, and that the Board had approved: a change to the Fund’s investment policies to preclude the Fund from making further investments in venture capital companies and limited partnerships (except in existing portfolio companies to the extent necessary to protect the Fund’s economic interests); and a reduction in the management fee payable by the Fund effective July 1, 2007. The directors further noted that on May 18, 2007, the Fund had announced the completion of the sale of all but two of the Fund’s portfolio positions covered by the definitive purchase agreements (and that those two positions had an aggregate value of approximately $9,000), that the direct investment not covered by a definitive purchase agreement was in one portfolio company (Cybertrust) that had agreed to be acquired by a third-party, and that in light of the foregoing and the undertaking in the prospectus, the Board had approved an increase in the repurchase offer expiring on July 13, 2007, from 5% to 25% of the outstanding shares of the Fund’s common stock. At the July 19, 2007 meeting, the Manager advised the Board that approximately 16% of the Fund’s outstanding shares had been tendered in response to the repurchase offer expiring on July 13, 2007, and that the Cybertrust transaction had been completed on June 29, 2007. The Manager advised the Board that the proceeds from the Cybertrust transaction would be held in cash in light of the potential liquidation of the Fund rather than being reinvested in portfolio securities.

In considering the Manager’s recommendation, the directors noted that liquidation would result in the permanent loss of the Fund’s tax loss carryforwards. However, the directors understood from the Manager that a substantial portion of the tax loss carryforwards that had been available at the end of the Fund’s prior fiscal year are expected to be lost in 2007 pursuant to the operation of relevant Internal Revenue Code provisions. In addition, there is no certainty that the full amount of such tax loss carryforwards (which expire as of various dates) would be used by the Fund in the future, and that the Manager believed that the loss of such carryforwards would be partly offset by the tax

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losses that many of the Fund’s stockholders would be able to realize in connection with the Fund’s liquidation. The Manager and the Board also discussed possible alternatives for the Fund, including the potential for the Fund to be converted to an open-end investment company (or mutual fund) or for a combination of the Fund with another fund, in light of the Fund’s historical performance, current holdings and the above-referenced statements in the Prospectus. After consideration of the advantages and disadvantages of liquidation of the Fund and potential alternatives, as well as the statements in the Prospectus, the directors determined that liquidation and dissolution of the Fund was advisable and unanimously approved and recommended Proposal 1 and the Plan of Complete Liquidation and Dissolution, which is attached hereto as Appendix A.

Plan of Complete Liquidation and Dissolution

The Board of Directors of the Fund is submitting for stockholder approval a proposal to liquidate and dissolve the Fund in accordance with the Plan. Stockholder approval of this Proposal 1 is required by the Maryland General Corporation Law and by the Fund’s charter. The Plan provides for the liquidation of all assets of the Fund, the payment and discharge of, or other provision for, all liabilities and obligations of the Fund, the distribution of the remaining net assets to stockholders, and the dissolution of the Fund. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Plan, which is attached hereto as Appendix A. Stockholders are urged to read the Plan in its entirety.

The Plan is a Plan of Complete Liquidation and Dissolution in accordance with the Maryland General Corporation Law and the Internal Revenue Code of 1986, as amended (the “Code”). The Plan will become effective upon the approval of this Proposal 1 by stockholders (the “Effective Date”).

After the Effective Date, the Fund will not engage in any investment activities except for the purpose of winding up its business and affairs, preserving the value of its assets, discharging or making reasonable provision for the payment of all of the Fund’s liabilities and distributing its remaining assets to stockholders in accordance with the Plan. The current officers and directors of the Fund will continue in office solely for the purpose of implementing the Plan and any actions to be taken in connection therewith.

Closing of Transfer Agency Books and Restriction of Transfer of Shares

The proportionate interests of stockholders in the assets of the Fund will be fixed on the basis of their respective share holdings on the date at which the stockholders approve the Plan. On such date, the transfer agency books of the Fund will be closed except to the extent necessary to complete

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the transactions contemplated by the Plan. Thereafter, unless the books of the Fund are reopened because the Plan cannot be carried into effect under the laws of the State of Maryland or otherwise, the stockholders’ respective interests in the Fund’s assets will not be transferable by the negotiation of share certificates or otherwise.

Management of the Fund During Liquidation

During the liquidation, the Fund’s assets will continue to be managed by the Manager in accordance with the Fund’s current management contract. However, the Plan will restrict the Manager’s authority to make new investments for the Fund. Under the Plan, the Manager may make additional investments on behalf of the Fund only in short-term liquid securities for cash management purposes (e.g., money market instruments).

The Manager will have the authority to sell or otherwise dispose of the Fund’s assets in such manner as the Manager deems advisable. While nearly all of the Fund’s assets are highly liquid publicly-traded securities, a small portion of the assets (approximately 1% as of July 27, 2007) consists of the Fund’s illiquid interests in certain escrow receivables resulting from the sale or liquidation of portfolio companies whose shares were previously held by the Fund. The Manager currently anticipates that it may be able to dispose of these illiquid interests in advance of, or shortly following, the Meeting. However, if it is unable to do so, the process of completely liquidating the Fund’s investments may take several months.

Liquidation Distributions

If Proposal 1 is approved, the Manager will, as soon as practicable and subject to contractual restrictions, sell the liquid assets of the Fund and distribute the proceeds, less any amount reserved as described below, to stockholders in the form of cash. That distribution is expected to consist of cash representing a substantial portion of the assets of the Fund, less an estimated amount necessary to (a) discharge any unpaid liabilities and obligations of the Fund on the Fund’s books on the initial distribution date, (b) pay or set aside the Reserve Fund (as defined in the Plan) or otherwise provide for payment of liabilities as the Board or the Fund’s officers shall reasonably deem to exist against the assets of the Fund, and estimated amounts of future expenses. Thereafter, one or more further distributions may be made to stockholders (together with the initial distribution, the “Liquidation Distributions”). As of July 27, 2007 approximately 99% of the Fund’s net assets consisted of cash or publicly-traded securities which are expected to be sold during this phase of the liquidation. The remaining 1% of the Fund’s assets, being made up of the Fund’s interests in the escrow receivables described above, are illiquid.

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At present, the dates on which the Fund will pay Liquidation Distributions to its stockholders are uncertain, but it is anticipated that if Proposal 1 is adopted by the stockholders at the Meeting on September 19, 2007, an initial Liquidation Distribution would occur in October 2007, with one or more Liquidation Distributions possibly to be paid thereafter. There can be no assurance, however, that the initial Liquidation Distribution can be made in October 2007.

Expenses of Liquidation and Dissolution

The Fund will bear all of the expenses incurred in carrying out the Plan. Initially, the expenses in connection with the Meeting are estimated to be approximately $170,000. This estimate does not include the Fund’s on-going operating expenses through the Meeting or transaction costs related to the disposition of the Fund’s assets.

If stockholders approve the Proposal, the Fund will be required under generally accepted accounting principles to accrue as a liability an estimate of operating expenses expected to be incurred during the liquidation period (“Liquidation Period Expenses”). This accrual is a non-cash charge that will reduce the Fund’s net asset value and would be incurred on the date the Proposal is approved. As a non-cash charge, the Fund’s available cash will not be affected. The Fund’s current estimate of Liquidation Period Expenses is equal to approximately $186,500, which is equal to approximately $0.02 per share. This estimate is based, in part, on the Manager’s best estimate of when the value of certain holdings will be realized and cash distributed to stockholders. The accrued liability would be adjusted from time-to-time based on changes in the Fund’s actual net assets, changes in expectations of the timing of future distributions and actual expenses incurred.

Amendment of the Plan

The Board and the officers of the Fund may modify or amend the Plan at any time without stockholder approval if they determine that such action would be advisable. If any amendment or modification to the Plan appears necessary but, in the judgment of the Board or the officer, would materially and adversely affect the interests of the stockholders, such an amendment or modification will be submitted to the stockholders for approval. The Plan, if approved by stockholders, may be abandoned in its entirety with the approval of the Board only.

Distribution Amounts

The Fund’s net asset value on July 27, 2007 was $61.6 million. At such date, the Fund had 8,074,975.483 shares of common stock outstanding. Accordingly, on July 27, 2007, the net asset value per share of the Fund was $7.63. Although nearly all of the Fund’s assets are highly liquid, a

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small portion of the assets consists of the Fund’s interests in escrow receivables as described above. Because of the inherent uncertainty of valuing assets for which no ready public market exists, the fair value of the Fund’s holdings may differ significantly from the values that would be used if a ready market for these assets existed. The Fund’s NAV as of such date is not necessarily indicative of the amount that will be received upon liquidation. Valuations may change before an asset is actually sold. Further, assets may be sold at prices higher or lower than their values on July 27, 2007. Sales at prices below current valuation will reduce the amounts distributed to stockholders upon liquidation. The Manager intends to liquidate the Fund’s assets on such terms and conditions as the Manager shall deem to be reasonable under the circumstances.

The amounts to be distributed to shareholders will be reduced by expenses of the Fund. These expenses include the expenses of carrying out the Plan as noted above, including expenses, fees and costs in connection with the preparation and dissemination of this Proxy Statement and related materials to stockholders (e.g., legal fees and mailing costs), the solicitation of proxies, the management of the Fund following approval of the Plan by stockholders (i.e., management fee), the deregistration of the Fund with the Securities and Exchange Commission (the “Commission”), and certain other on-going expenses, such as costs in connection with the Fund’s audits and the costs of providing reports to stockholders. Estimated expenses to implement the Plan do not include on-going expenses prior to approval of the Plan by stockholders and on-going expenses that cannot be estimated at this time, including, but not limited to, expenses related to the resolution of any claims that may arise against the Fund and transaction costs related to the disposition of the Fund’s assets. Actual expenses of carrying out the Plan as well as other expenses, costs and fees described above may vary from these estimates. Any increase in such costs will be funded from the assets of the Fund and will reduce the amount available for distribution to stockholders.

United States Tax Considerations

The following is a general summary of the material United States federal income tax consequences of the Plan. This discussion does not apply to you if you are not a U.S. Stockholder (as defined below), or if you are a member of a special class of holders subject to special rules, such as a person liable for alternative minimum tax, a person who holds shares in the Fund other than as a capital asset for tax purposes, a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a tax-exempt organization, a life insurance company, a person that actually or constructively owns 10% or more of the voting stock of the Fund, a person that holds shares in the Fund as part of a straddle or a hedging or conversion transaction, or a person whose functional currency is not the U.S. dollar. A “U.S. Stockholder” is

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defined, for purposes of this discussion, as a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

While this summary addresses the material United States federal income tax consequences of the Plan, neither state, foreign nor local tax consequences of the Plan are discussed. U.S. Stockholders should consult with their own tax advisers for advice regarding the United States federal, state, local and other tax consequences of the Plan with respect to their particular situation.

Because the Fund expects to retain its qualification as a regulated investment company (“RIC”) under the Code during the liquidation period and completely distribute any ordinary income and any net capital gains, it does not expect to be taxed at the Fund level. In the unlikely event that the Fund should lose its status as a RIC during the liquidation process, the Fund would be subject to taxes that could, potentially, reduce the amount of any Liquidation Distribution in connection with the Plan.

In general, the amount of any Liquidation Distribution received by a U.S. Stockholder should be treated for United States federal income tax purposes as a payment in exchange for a U.S. Stockholder’s shares in the Fund. A U.S. Stockholder will recognize a taxable gain or loss on such exchange equal to the difference between the amount of cash and the fair market value of any property received and the U.S. Stockholder’s tax basis in its Fund shares. Where more than one Liquidation Distribution is made, each distribution is generally first applied to reduce the adjusted tax basis of each Fund share owned. Gain with respect to a particular “block” of your shares in the Fund should be recognized in years only after the adjusted tax basis of that block has been completely recovered. A U.S. Stockholder will generally not be entitled to claim any loss in respect of the liquidation and dissolution until the year in which a final Liquidation Distribution is made. Any such gain or loss will be a capital gain or capital loss if the U.S. Stockholder holds its shares as capital assets. In such event, any recognized gain or loss will constitute a long-term capital gain or long-term capital loss, as the case may be, if the Fund’s shares were held for more than one year by the U.S. Stockholder at the time of the exchange. Under current law, long-term capital gains of non-corporate U.S. Stockholders that are recognized in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Liquidation Distributions paid to individuals and certain other non-corporate stockholders may be subject to backup withholding at a rate of 28% if such stockholders fail to certify that their social

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security number or taxpayer identification number is correct and that they are not subject to backup withholding. Backup withholding is not an additional tax and may be credited against a taxpayer’s federal income tax liability.

The receipt of a Liquidation Distribution by an individual retirement account (IRA) that holds shares of the Fund will not be taxable to the IRA owner for United States federal income tax purposes. If, under the terms of the IRA, the Liquidation Distribution must be distributed to the IRA owner, however, the distribution would be taxable for federal income tax purposes and, if the owner has not attained age 59 1/2, generally also would be subject to an additional 10% early withdrawal tax. Nonetheless, in such a circumstance, a taxable event may be avoided either (i) by transferring the IRA account balance (before it is distributed) directly to another IRA custodian or trustee or (ii) by rolling over the distribution within 60 days of the date of the distribution to another IRA subject to a possible extension pursuant to a hardship exception. An IRA may be rolled over only once in any one-year period; therefore, a rollover will generally not be an available alternative if the IRA owner rolled over an earlier distribution from the IRA at any time within the one-year period preceding the date of the distribution. For this purpose, a direct transfer of IRA assets from one custodian or trustee to another is not treated as a rollover. There are many rules governing IRAs and the transfer and rollover of IRA assets. In addition, tax results may vary depending on the status of the IRA owner. Therefore, owners of IRAs that will receive Liquidation Distributions should consult with their own tax advisers concerning the consequences of the Liquidation Distribution in advance of the Liquidation Distribution.

Pursuant to Section 1.331-1(d) of the Treasury regulations, in the event that the period between the time at which the initial Liquidation Distribution is made and the time at which the Fund is completely liquidated and dissolved exceeds 12 months, a U.S. Stockholder may be required to file certain information regarding the Plan with its annual U.S. federal income tax return. Please consult your tax adviser regarding your obligations under this Treasury regulation, and the content and timing of any statement required to be filed with the IRS.

Effects of Approval of the Proposal

The liquidation of the Fund will result in the sale or other disposition of all of the assets of the Fund according to the Plan, the accumulation of all proceeds from such sale, and the distribution of the proceeds, less payment or other provision for all outstanding liabilities, to all stockholders of the Fund. On or after the mailing date of the final Liquidation Distribution, the Fund will file Articles of Dissolution with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Upon acceptance for record of the Articles of Dissolution by the SDAT, all issued and outstanding

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shares of the Fund will be deemed to be retired and canceled, and beneficial owners of such shares will cease to be stockholders with respect to such shares, and will have no further rights as such, other than the right to receive any Liquidation Distributions, without interest. Beneficial owners whose shares are held in “street name” should consult their brokers or other financial intermediaries for information on the timing of receipt of distributions with respect to their respective interests in the Fund.

In connection with the liquidation and dissolution, the Fund will terminate contracts with its service providers at the earliest opportunity consistent with maintaining services to the Fund for the limited purposes of carrying out the Plan.

Impact of the Plan on the Fund’s Status under the 1940 Act

Upon completion of the final Liquidation Distribution, the Fund shall file with the Commission an application for an order declaring that the Fund has ceased to be an investment company. It is expected that the Commission will issue an order approving the deregistration of the Fund if the Fund is no longer doing business as an investment company. Accordingly, the Plan provides for the eventual cessation of the Fund’s activities as an investment company and its deregistration under the 1940 Act. A vote in favor of the Plan will constitute a vote in favor of such a course of action. Until the Fund’s deregistration as an investment company becomes effective, the Fund, as a registered investment company, will continue to be subject to and will comply with the 1940 Act.

Procedure For Dissolution Under The Maryland General Corporation Law

On or after the mailing date of the final Liquidation Distribution, pursuant to the Maryland General Corporation Law and the Fund’s charter, if the Proposal is approved by the stockholders of the Fund, Articles of Dissolution stating that the dissolution has been authorized will in due course be executed, acknowledged and filed with the SDAT, and will become effective in accordance with the Maryland General Corporation Law.

Upon the effective date of such Articles of Dissolution, the Fund will be legally dissolved, but thereafter the Fund will continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs, but not for the purpose of continuing the business for which the Fund was organized.

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Appraisal Rights

Stockholders will not be entitled to appraisal rights under Maryland General Corporation Law in connection with the Plan or the liquidation or dissolution of the Fund.

Voting Requirement To Approve Proposal 1

The Fund’s Articles of Incorporation require the affirmative vote of the holders of a majority of all votes entitled to be cast for the adoption of the Proposal at a duly called meeting of the stockholders at which a quorum is present. If the Proposal is not approved, the Board will consider alternatives available at that time, including continuing to operate the Fund in its current form.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 1.

PROPOSAL 2 – ELIMINATION OF THE FUND’S FUNDAMENTAL POLICY OF MAKING QUARTERLY REPURCHASE OFFERS FOR ITS COMMON STOCK

General

The Board is submitting for stockholder approval a proposal to eliminate the Fund’s fundamental policy of making quarterly repurchase offers for its common stock. Stockholder approval is required by the 1940 Act in order for this fundamental policy to be eliminated. If Proposal 2 is approved by stockholders, the Fund’s fundamental policy requiring such quarterly repurchase offers will be eliminated. If Proposal 2 is approved prior to October 12, 2007, the quarterly repurchase offer scheduled for October 2007 will not be completed. If Proposal 1 is approved on September 19, 2007 or shortly thereafter but no later than October 3rd, the Fund will not likely proceed with or may discontinue the quarterly repurchase offer scheduled for October 2007.

As discussed above, the Fund adopted and implemented a fundamental policy requiring repurchase offers in connection with the Fund’s launch in 2000. If Proposal 1 is approved, the Board believes that the termination of these repurchase offers is desirable in order to effectively implement the Plan. If the Fund were to commence dissolution but maintained its fundamental policy of making repurchase offers, it could be forced to hold back assets that would otherwise be distributed to all stockholders pursuant to the Plan. Because the termination of repurchase offers would not be necessary if stockholders do not approve the liquidation of the Fund pursuant to Proposal 1, if Proposal 2 is approved, but Proposal 1 is rejected, Proposal 2 will not be implemented. If both

12

Proposals are approved, quarterly repurchase offers will be discontinued, and stockholders will realize liquidity on their investment in the Fund only when Liquidation Distributions are made.

Voting Requirement To Approve Proposal 2

The affirmative vote of a majority of the outstanding voting securities of the Fund is required for the adoption of Proposal 2. Under the 1940 Act, a “vote of a majority of the outstanding voting securities” of the Fund means the affirmative vote of the lesser of (1) more than 50% of the outstanding shares of the Fund or (2) 67% or more of the shares present at a stockholders’ meeting if more than 50% of the outstanding shares are represented at the meeting in person or by proxy.

OTHER MATTERS

The Fund knows of no other matters that may properly, in accordance with its Bylaws, be brought before the Meeting. However, if any other matters come before the Meeting, including any adjournment thereof, it is intended that the proxy holders will vote in accordance with their discretion on such matters.

It is expected that the Plan will be implemented as soon as practicable after the Effective Date and that no future meetings of stockholders will be held. In the event that the Fund is not dissolved, the Fund’s Bylaws provide that it is not required to hold an annual meeting in any year in which the election of directors is not required by the 1940 Act. A stockholder proposal intended to be presented at any meeting called in the future must be received by the Fund within a reasonable time before the solicitation for that meeting is made. Otherwise the Fund will not be able to include the proposal in the notice of meeting, proxy statement and form of proxy relating to the meeting. There is no guarantee that any proposal submitted by a stockholder will be included in the proxy statement. Stockholder proposals are subject to certain regulations under federal laws.

Beneficial Ownership of Shares of the Fund

As of July 20, 2007, all directors and officers of the Fund as a group owned beneficially less than 1% of the Fund’s common stock.

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EXPENSES

The Fund will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or via facsimile, telephone or the Internet by directors, officers and employees of the Fund, the Manager, Seligman Advisors, Inc., Seligman Services, Inc. and SDC, and the Fund may reimburse persons holding shares in their names or names of their nominees for their expenses in sending solicitation material to their beneficial owners. The Fund has engaged Georgeson Inc., 17 State Street, New York, NY 10004, to assist in soliciting proxies for a fee of up to $50,000 plus expenses.

By order of the Board of Directors,

Secretary

It is important that your shares be voted promptly. All stockholders, including those who expect to attend the Meeting, are urged to authorize a proxy as soon as possible by accessing the Internet site listed on the enclosed Proxy Card, by calling the toll-free number listed on the enclosed Proxy Card, or by completing, signing and dating and mailing the enclosed Proxy Card in the enclosed return envelope, which requires no postage if mailed in the United States. Only directors, officers, employees and agents of the Fund and Stockholders and their duly authorized proxies are entitled to attend the Meeting. To be admitted to the Meeting you will need to present proof of ownership of Seligman New Technologies Fund II, Inc. stock, or if your shares are held in “street name,” a proxy from the street name holder.

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APPENDIX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

OF

SELIGMAN NEW TECHNOLOGIES FUND II, INC.

WHEREAS, Seligman New Technologies Fund II, Inc. (the “Fund”), a Maryland corporation, is a closed-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Directors of the Fund (the “Board”) has approved and determined that this Plan of Complete Liquidation and Dissolution of the Fund (this “Plan”) is advisable and in the best interests of the stockholders of the Fund; and

WHEREAS, the Board has directed that this Plan be submitted to the holders of the outstanding voting shares of the Fund’s common stock for their approval or rejection at a special meeting of stockholders in accordance with the requirements of the Maryland General Corporation Law (the “MGCL”) and the Fund’s Articles of Incorporation, as amended, and has authorized the filing with the Securities and Exchange Commission (the “Commission”) and distribution of a proxy statement (the “Proxy Statement”) in connection with the solicitation of proxies for such meeting; and

WHEREAS, upon approval of this Plan by its stockholders, the Fund shall voluntarily dissolve and completely liquidate in accordance with the MGCL and the Internal Revenue Code of 1986, as amended (the “Code”), upon the terms and conditions set forth below;

NOW, THEREFORE, the Board hereby adopts and sets forth this Plan of Complete Liquidation and Dissolution of the Fund as follows:

1. Effective Date of Plan. The Plan shall be and become effective on the date (the “Effective Date”) of approval of the Plan by the affirmative vote of the holders of a majority of all votes entitled to be cast at a duly called meeting of the stockholders at which a quorum is present. The stock transfer books of the Fund shall be closed on the Effective Date, except to the extent necessary to complete the transactions contemplated by paragraph 5 of this Plan.

2. Authority to Sell or Distribute. As of the Effective Date, the Fund shall have the authority to sell and liquidate its assets and engage in such other transactions as may be appropriate to its dissolution and liquidation, including, without limitation, consummation of the transactions described in the Proxy Statement and obtaining all necessary approvals and authorizations from the Commission and any other authority having jurisdiction over the Fund. The period from and including the Effective Date to and including the date on which all such transactions are concluded is referred to herein as the “Liquidation Period.”

3. Manner of Sale or Distribution of Assets. During the Liquidation Period, the Fund’s assets will continue to be managed by J. & W. Seligman & Co. Incorporated (the “Manager”) in accordance with the Fund’s current Management Agreement. During the Liquidation Period, the Manager shall have authority to sell the Fund’s assets at such times and in such manner as the Manager deems advisable. In addition, during the Liquidation Period, the Manager shall have authority to make additional investments on behalf of the Fund in short-term liquid securities for cash management purposes (e.g., money market instruments).

4. Provisions for Liabilities. During the Liquidation Period, the Fund shall pay or discharge or set aside a reserve fund for, or by other appropriate means provide for, the payment or discharge of any and all liabilities and obligations of the Fund, including, without limitation, contingent or unascertained liabilities. If, for any reason, the Fund is unable to pay out, discharge, or otherwise provide for payment of any liabilities of the Fund prior to the date of the final Liquidation Distribution (as defined below), the Fund may retain or set aside in the reserve fund (the “Reserve Fund”) cash or cash equivalents in an amount which it estimates is necessary to discharge any unpaid liabilities and estimated future expenses of the Fund on the Fund’s books as of such date and other liabilities as provided in paragraph 5.

5. Distributions to Stockholders. In accordance with Section 331 of the Code, the Fund’s assets are expected to be distributed by one or more cash payments in complete cancellation of all the outstanding shares of stock of the Fund. The first distribution of the Fund’s assets (the “First Distribution”) is expected to consist of cash representing a substantial portion of the assets of the Fund, less an estimated amount necessary to (a) discharge any unpaid liabilities and obligations of the Fund on the Fund’s books on the First Distribution date, (b) pay or set aside the Reserve Fund or otherwise provide for payment of liabilities as the Board or the Fund’s officers shall reasonably deem to exist against the assets of the Fund, and estimated amounts of future expenses. Each subsequent distribution, if any (each a “Distribution” and, together with the First Distribution and all other Distributions, the “Liquidation Distribution”), will consist of cash from any assets remaining after payment of expenses, the proceeds of any sale of assets of the Fund under the Plan not sold prior to the earlier Distributions and any other miscellaneous income to the Fund. The Board, or a duly authorized committee thereof, will set the record date and payment date for the First

Distribution and each subsequent Distribution. Each stockholder will receive Liquidation Distributions equal to such holder’s proportionate interest in the net assets of the Fund. All stockholders receiving a Distribution will receive information concerning the sources of such distribution.

6. Notice of Liquidation. As soon as practicable after the Effective Date, the Fund shall mail notice to its known creditors, if any, at their addresses as shown on the Fund’s records, that this Plan has been approved by the Board and the stockholders and that the Fund will be liquidating its assets, to the extent such notice is required under the MGCL.

7. Dissolution. Pursuant to the MGCL and after the mailing of the final Liquidation Distribution, the Fund shall prepare and file Articles of Dissolution with and for acceptance by the Maryland State Department of Assessments and Taxation.

8. Deregistration as an Investment Company. Upon completion of the final Liquidation Distribution, the Fund shall file with the Commission an application for an order declaring that the Fund has ceased to be an investment company.

9. Powers of Board and Officers. The Board and the officers of the Fund are authorized to approve such changes to the terms of any of the transactions referred to herein and provisions of this Plan, to interpret any of the provisions of this Plan, and to make, execute and deliver such other agreements, conveyances, assignments, transfers, certificates and other documents and take such other action as the Board and the officers of the Fund deem necessary or desirable in order to carry out the provisions of this Plan and effect the complete liquidation and dissolution of the Fund in accordance with the Code, the MGCL and any rules and regulations of the Commission or any state securities commission, including, without limitation, any instruments of dissolution or other documents, and withdrawing any qualification to conduct business in any state in which the Fund is so qualified and deregistering the Fund under the 1940 Act, as well as the preparation and filing of any tax returns. The Board may abandon this Plan, without stockholder approval, at any time prior to the date that the final Liquidation Distribution is mailed, if the Board determines that abandonment would be advisable and in the best interests of the Fund and its Stockholders.

10. Termination of Business Operations. As soon as practicable upon approval and adoption of the Plan, the Fund shall cease to conduct business except as shall be necessary in connection with the effectuation of this Plan. The current officers and directors shall continue in office solely for the purpose of implementing this Plan and any actions to be taken in connection herewith.

Seligman New Technologies Fund II, Inc.

Managed by

J. & W. SELIGMAN & Co.

INCORPORATED

INVESTMENT MANAGERS AND ADVISORS

ESTABLISHED 1864

100 Park Avenue, New York, NY 10017

SELIGMAN NEW TECHNOLOGIES FUND II, INC.

Notice of Special Meeting of Shareholders and Proxy Statement

Time:	September 19, 2007 11:00 A.M.

Place:	Offices of Seligman New Technologies Fund II, Inc.

100 Park Avenue

New York, NY 10017

Please authorize your proxy by telephone, by the Internet, or by mailing the enclosed Proxy Card in the enclosed return envelope which requires no postage if mailed in the United States.

YOUR VOTE IS IMPORTANT

Please complete, date, sign and mail your proxy card in the

envelope provided as soon as possible.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

PROXY

SELIGMAN NEW TECHNOLOGIES FUND II, INC.

COMMON STOCK

100 Park Avenue, New York, NY 10017

The undersigned stockholder of SELIGMAN NEW TECHNOLOGIES FUND II, INC., a Maryland corporation (the “Fund”), hereby revokes any previous proxies, acknowledges receipt of the Notice of Special Meeting and Proxy Statement for the Special Meeting of Stockholders (the “Meeting”) of the Fund to be held at 11:00 a.m., local time, on September 19, 2007, at the offices of the Fund at 100 Park Avenue, New York, New York 10017, and appoints WILLIAM C. MORRIS, FRANK J. NASTA and PAUL B. GOUCHER (or any of them) as proxies for the undersigned, with full power of substitution in each of them, to attend the Meeting (and any adjournments or postponements thereof) and to cast on behalf of the undersigned all the votes the undersigned is entitled to cast at the Meeting (and any adjournments or postponements thereof) and otherwise represent the undersigned at the Meeting (and any adjournments or postponements thereof) with all the powers possessed by the undersigned if personally present at the Meeting (and any adjournments or postponements thereof).

The votes entitled to be cast by the undersigned will be cast as instructed below. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast FOR the proposal to liquidate and dissolve the Fund (Proposal 1) and FOR the elimination of the Fund’s fundamental investment policy regarding repurchase offers (Proposal 2). The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the Meeting (and any adjournment or postponement thereof), including, but not limited to, proposing and/or voting on adjournment or postponement of the Meeting with respect to one or more matters, including, but not limited to, in the event that sufficient votes in favor of any Board proposal are not received. THE SOLICITATION OF THIS PROXY IS MADE ON BEHALF OF THE BOARD OF DIRECTORS. YOUR VOTE IS IMPORTANT. Complete, sign on reverse side and return this card as soon as possible. Mark each vote with an X in the box.

(Continued and to be signed on the reverse side)

THERE ARE THREE WAYS TO AUTHORIZE THE PROXIES

TO CAST YOUR VOTES

TELEPHONE	INTERNET	MAIL

This method is available for residents of

the U.S. and Canada. On a touch tone telephone, call TOLL FREE

1-877-260-0394, 24 hours

a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your instruction card ready, then follow the prerecorded instructions. Your instructions will be confirmed and votes cast as you direct.

This method is available until 11:59pm

New York City time on September 18,

2007.

This method may also be available by telephone through the Corporation’s proxy solicitor.

Visit the Internet website at

http://proxy.georgeson.com. Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges.

This method is available until 11:59pm New York City time on September 18, 2007.

Simply complete, sign and date your proxy card and return it in the postage-paid envelope. If you are using telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER	CONTROL NUMBER

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends that you vote FOR Proposal 1 and FOR Proposal 2 each as more fully described in the accompanying Proxy Statement.

Your Board Recommends
1. To liquidate and dissolve Seligman New Technologies Fund II, Inc. in accordance with the Plan of Complete Liquidation and Dissolution attached to the accompanying Proxy Statement as Appendix A.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]
Your Board Recommends
2. To eliminate Seligman New Technologies Fund II, Inc.’s fundamental investment policy of making quarterly repurchase offers for its common stock.	FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

3. To vote and otherwise represent the undersigned on any other matter that may properly come before the Meeting (and any adjournment or postponement thereof), including proposing and/or voting on adjournment or postponement of the Meeting with respect to one or more matters (including, but not limited to, in the event that sufficient votes in favor of any Board proposal are not received), in the discretion of the proxy holder.

PLEASE SIGN AND RETURN IMMEDIATELY

Please sign exactly as your name(s) appear(s) on this Proxy, and date it. When shares are held jointly, each holder should sign. When signing in a representative capacity, please give title.

DATED: , 2007

Signature

Additional Signature (if held jointly)